Exhibit 99.1

Contacts:			FOR IMMEDIATE RELEASE
Tom Ward	317-685-7330	Investors
Les Morris	317-263-7711	Media

SIMON PROPERTY GROUP ANNOUNCES NEW $2 BILLION COMMON STOCK REPURCHASE PROGRAM

INDIANAPOLIS, February 12, 2019 — Simon, a global leader in premier shopping, dining, entertainment and mixed-use destinations, today announced that the Company’s Board of Directors authorized a new common stock repurchase program.  Under the new program, the Company may purchase up to $2 billion of its common stock over the next 24 months, as market conditions warrant.  The shares may be repurchased in the open market or in privately negotiated transactions. This new $2 billion program replaces the previous program that had been scheduled to expire on March 31, 2019 of which approximately $633 million was available.

About Simon

Simon is a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE:SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales. For more information, visit simon.com.